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                                                                EXHIBIT 99(g)(i)

                      INVESTMENT ADVISORY, MANAGEMENT AND
                           ADMINISTRATION AGREEMENT

    AGREEMENT, dated and effective as of July 26, 1995 between THE BRAZIL FUND, INC., a Maryland corporation (herein referred to as the "Fund"), and SCUDDER, STEVENS & CLARK, INC., a Delaware corporation (herein referred to as the "Manager").

                                  WITNESSETH:

That in consideration of the mutual covenants herein contained, it is agreed by the parties as follows:

    1. The Manager hereby undertakes and agrees, upon the terms and conditions herein set forth, (i) to make investment decisions for the Fund, to prepare and make available to the Fund research and statistical data in connection therewith and to supervise the acquisition and disposition of securities by the Fund, including the selection of brokers or dealers to carry out the transactions, all in accordance with the Fund's investment objectives and policies and in accordance with guidelines and directions from the Fund's Board of Directors;
(ii) to assist the Fund as it may reasonably request in the conduct of the Fund's business, subject to the direction and control of the Fund's Board of Directors; (iii) to maintain or cause to be maintained for the Fund all books and records required under the Investment Company Act of 1940, as amended (the "1940 Act"), and to furnish or cause to be furnished all required reports or other information under Brazilian securities laws, to the extent that such books, records and reports and other information are not maintained or furnished by the Custodian or other agents of the Fund; (iv) to furnish at the Manager's expense for the use of the Fund such office space and facilities as the Fund may require for its reasonable needs in the City of New York and to furnish at the Manager's expense clerical services in the United States related to research, statistical and investment work; (v) to render to the Fund administrative services such as preparing reports to and meeting materials for the Fund's Board of Directors and reports and notices to stockholders, preparing and making filings with the Securities and Exchange Commission (the "SEC") and other regulatory and self-regulatory organizations, including preliminary and definitive proxy materials and post-effective amendments to the Fund's Registration Statement, providing assistance in certain accounting and tax matters and investor and public relations, monitoring the valuation of portfolio securities, calculation of net asset value and calculation and payment of distributions to stockholders, and overseeing arrangements with the Fund's custodian, including the maintenance of books and records of the Fund; and (vi) to pay the reasonable salaries, fees and expenses of such of
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the Fund's officers and employees (including the Fund's shares of payroll taxes)
and any fees and expenses of such of the Fund's directors as are directors, officers or employees of the Manager; provided, however, that the Fund, and not
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the Manager, shall bear travel expenses (or an appropriate portion thereof) of directors and officers of the Fund who are directors, officers or employees of the Manager to the extent that such expenses relate to attendance at meetings of the Board of Directors of the Fund or any committees thereof or advisers thereto. The Manager shall bear all expenses arising out of its duties hereunder but shall not be responsible for any expenses of the Fund other than those specifically allocated to the Manager in this paragraph 1. In particular, but without limiting the generality of the foregoing, the Manager shall not be responsible, except to the extent of the reasonable compensation of such of the Fund's employees as are directors, officers or employees of the Manager whose services may be involved, for the following expenses of the Fund: organization and certain offering expenses of the Fund including out-of-pocket expenses, but not including overhead or employee costs of the Manager or of any one or more organizations retained by the Fund or by the Manager as a Brazilian administrator or adviser of the Fund (together, the "Brazilian Advisers"));
legal expenses; auditing and accounting expenses; telephone, telex, facsimile, postage and other communication expenses; taxes and governmental fees; stock exchange listing fees; fees, dues and expenses incurred by the Fund in connection with membership in investment company trade organizations; fees and expenses of the Fund's custodians, subcustodians, transfer agents and registrars; payment for portfolio pricing or valuation services to pricing agents, accountants, bankers and other specialists, if any; expenses of preparing share certificates and other expenses in connection with the issuance, offering, distribution, sale or underwriting of securities issued by the Fund; expenses of registering or qualifying securities of the Fund for sale; expenses relating to investor and public relations; freight, insurance and other charges in connection with the shipment of the Fund's portfolio securities; brokerage commissions or other costs of acquiring or disposing of any portfolio securities of the Fund; expenses of preparing and distributing reports, notices and dividends to stockholders; costs of stationery; costs of stockholders' and other meetings; litigation expenses; or expenses relating to the Fund's dividend reinvestment and cash purchase plan (except for brokerage expenses paid by participants in such plan).

    2. In connection with the rendering of the services required under paragraph 1, the Fund and the Manager have entered into an agreement dated April 30, 1992 with Banco de Boston S.A. to furnish administrative and economic advisory services to the Manager pursuant to such agreement, as well as an agreement dated July 26, 1995 with Banco Icatu S.A. to furnish investment advisory services to the Manager pursuant to such agreement. The Manager may also contract with or consult with such banks, other securities firms or other parties in Brazil or elsewhere as it may deem appropriate
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to obtain information and advice, including investment recommendations, advice regarding economic factors and trends, advice as to currency exchange matters, and clerical and accounting services and other assistance, but any fee, compensation or expenses to be paid to any such parties shall be paid by the Manager, and no obligation shall be incurred on the Fund's behalf in any such respect.

    3. The Fund agrees to pay to the Manager in United States dollars, as full compensation for the services to be rendered and expenses to be borne by the Manager hereunder, a monthly fee, which, on an annual basis, is equal to 1.175% per annum of the value of the Fund's average weekly net assets. Each payment of a monthly fee to the Manager shall be made within the ten days next following the day as of which such payment is so computed.

    The value of the net assets of the Fund shall be determined pursuant to the applicable provisions of the Articles of Incorporation and By-laws of the Fund.

    4. The Manager agrees that it will not make a short sale of any capital stock of the Fund or purchase any share of the capital stock of the Fund otherwise than for investment.

    5. Nothing herein shall be construed as prohibiting the Manager from providing investment advisory services to, or entering into investment advisory agreements with, other clients (including other registered investment companies), including clients which may invest in securities of Brazilian issuers, or from utilizing (in providing such services) information furnished to the Manager by any Brazilian Adviser and others as contemplated by sections 1 and 2 of this Agreement; nor shall anything herein be construed as constituting the Manager an agent of the Fund.

    6. The Manager may rely on information reasonably believed by it to be accurate and reliable. Neither the Manager nor its officers, directors, employees or agents shall be subject to any liability for any act or omission, error of judgment or mistake of law, or for any loss suffered by the Fund, in the course of, connected with or arising out of any services to be rendered hereunder, except by reason of willful misfeasance, bad faith, or gross negligence on the part of the Manager in the performance of its duties or by reason of reckless disregard on the part of the Manager of its obligations and duties under this Agreement. Any person, even though also employed by the Manager, who may be or become an employee of the Fund and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as an employee or agent of the Manager.

    7. This Agreement shall remain in effect for a period of two years from the date hereof, and shall continue in effect thereafter, but only so long as such continuance is specifically approved at least annually
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by the affirmative vote of (i) a majority of the members of the Fund's Board of
Directors who are not interested persons of the Fund or of the Manager or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval, and (ii) a majority of the Fund's Board of Directors or the holders of a majority of the outstanding voting securities of the Fund. This Agreement may nevertheless be terminated at any time without penalty, on 60 days' written notice, by the Fund's Board of Directors, by vote of holders of a majority of the outstanding voting securities of the Fund, or by the Manager, but only after written notice to the Fund and to the Comissao de Valores Mobiliarios of not less than 60 days (or such longer period as may be required under the Regulations attached as Annex III to the National Monetary Council Resolution No. 1,289 of March 20, 1987). This Agreement shall automatically be terminated in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all
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of the Manager's business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control or management of the Manager's business shall not be deemed to be an assignment for the purposes of this Agreement. Any such notice shall be deemed given when received by the addressee.

    8. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by either party hereto, except as permitted under the 1940 Act. It may be amended by mutual agreement, but only after authorization of such amendment by the affirmative vote of (i) the holders of a majority of the outstanding voting securities of the Fund, and (ii) a majority of the members of the Fund's Board of Directors who are not interested persons of the Fund or of the Manager or of any entity regularly furnishing investment advisory services with respect to the Fund pursuant to an agreement with the Fund or the Manager, cast in person at a meeting called for the purpose of voting on such approval.

    9. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act. As used herein, the terms "interested person," "assignment," and "vote of a majority of the outstanding voting securities" shall have the meanings set forth in the 1940 Act

    IN WITNESS WHEREOF, the parties have executed this Agreement by their officers thereunto duly authorized as of the day and year first written above.
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                                        THE BRAZIL FUND, INC.


                                        By:
                                           ------------------------------
                                           Title: President


                                        SCUDDER, STEVENS & CLARK, INC.


                                        By:
                                           ------------------------------
                                           Title: Managing Director